Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2022, with respect to the financial statements and financial highlights of Salient Global Real Estate Fund, Salient Select Income Fund, and Salient Tactical Growth Fund, each a series of Forward Funds, and Salient MLP & Energy Infrastructure Fund and Salient Tactical Plus Fund, each a series of Salient MF Trust, as of December 31, 2021, incorporated by reference in this Registration Statement on Form N-1A (the Registration Statement), and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
September 26, 2022